SIGA TECHNOLOGIES AWARDED U.S. GOVERNMENT CONTRACT VALUED AT
UP TO $2.8 BILLION

New York, May 13, 2011 -- SIGA Technologies, Inc. (NASDAQ: SIGA), a company specializing in the development of pharmaceutical agents to fight biowarfare pathogens, announced today that it has signed a contract with the Biomedical Advanced Research and Development Authority (BARDA) of the United States Department of Health and Human Services (HHS) to deliver two million courses of its smallpox antiviral, ST-246®, to the Strategic National Stockpile. The 5-year base contract award is worth $433 million and includes options that would raise the contract’s total value to approximately $2.8 billion, if these options are fully exercised. Contract options include the delivery of up to 12 million additional courses of ST-246®.

“BARDA’s selection of ST-246® for the Strategic National Stockpile underscores the U.S. government’s commitment to Project BioShield and the procurement of medical countermeasures to address the threat of a smallpox attack,” stated Dr. Eric A. Rose, SIGA’s Chairman and Chief Executive Officer. “The contract award confirms SIGA’s status as a leader in the biodefense industry and highlights our abilities in drug discovery, development and commercialization. Within just five years of the first non-human primate trial for ST-246®, we are getting ready to deliver the world’s first completely new small-molecule drug to address a major bioterrorism threat and one of the most lethal diseases in history. We value our new role as a provider of biodefense countermeasures to the U.S. government, which is the culmination of years of successful research and development collaborations with the U.S. government that have enabled us to take this drug to the commercial stage. We believe this keystone contract is a historic event for the biodefense industry and will be the first of many commercial successes for ST-246® here and around the world.”

Under the contract, SIGA will deliver 1.7 million courses of ST-246®. Additionally, SIGA will contribute 300,000 courses manufactured using federal funds provided by HHS under prior development contracts. In addition to the option to purchase up to an additional 12 million courses, the contract will also permit SIGA to continue its work on pediatric and geriatric versions of the drug as well as use of ST-246® for smallpox prophylaxis. Dr. Rose added, “We believe that the funding to extend ST-246® to these vulnerable populations is critical to the future success of the U.S. government’s smallpox biodefense efforts. There are approximately 64 million children in the United States (through age 15), none of whom is currently vaccinated against this disease.”

SIGA’s groundbreaking drug, ST-246®, is an oral therapeutic agent active against orthopoxviruses including smallpox. While no longer present naturally in the environment, smallpox is considered a formidable bioterrorism threat, and there is currently no FDA-approved treatment for symptomatic individuals. ST-246® works by blocking the ability of the virus to spread to other cells, preventing it from causing disease. The FDA has designated ST-246® for “fast-track” status, creating a path for expedited FDA review and eventual regulatory approval.

About SIGA Technologies, Inc.
In the United States and around the world, populations face a serious but unmet need for drugs to protect against potentially catastrophic emerging viral pathogens and biological weapons of mass destruction. SIGA Technologies, Inc. is a pharmaceutical company specializing in the development and commercialization of therapeutic solutions for some of the most lethal disease-causing pathogens in the world, including smallpox, Ebola, dengue, Lassa fever and other dangerous viruses. Our business is to discover, develop and commercialize drugs to prevent and treat these high-priority threats. Our mission is to disarm dreaded viral diseases and create robust, modern biodefense countermeasures. For more information about SIGA, please visit SIGA’s web site at www.siga.com.

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Forward-looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements relating to the safety and efficacy of potential products, the progress of its development programs and timelines for bringing products to market, the effectiveness of the BARDA contract and the timing for recognizing revenue under this contract. Forward-looking statements are based on management's estimates, assumptions and projections, and are subject to uncertainties, many of which are beyond the control of SIGA. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include (i) the risk that potential products that appear promising to SIGA or its collaborators cannot be shown to be efficacious or safe in subsequent pre-clinical or clinical trials, (ii) the risk that SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market these or other potential products, (iii) the risk that SIGA may not be able to obtain anticipated funding for its development projects or other needed funding, (iv) the risk that SIGA may not be able to secure funding from anticipated or current government contracts and grants, (v) the risk that SIGA may not be able to secure or enforce sufficient legal rights in its products, including patent protection, (vi) the risk that any challenge to our patent and other property rights, if adversely determined, could affect our business and, even if determined favorably, could be costly, (vii) the risk that regulatory requirements applicable to SIGA’s products may result in the need for further or additional testing or documentation that will delay or prevent seeking or obtaining needed approvals to market these products, (viii) the risk that our contract to supply a smallpox antiviral may be subject to one or more protests, which may cause such contract to be delayed or denied, (ix) the risk that the volatile and competitive nature of the biotechnology industry may hamper SIGA's efforts, (x) the risk that the changes in domestic and foreign economic and market conditions may adversely affect SIGA’s ability to advance its research or its products, and (xi) the effect of federal, state, and foreign regulation, including drug regulation and international trade regulation, on SIGA’s businesses. More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this presentation, is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in other documents that SIGA has filed with the SEC. SIGA urges investors and security holders to read those documents free of charge at the SEC's Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from SIGA. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the federal securities laws, we undertake no obligation to publicly update any forward-looking statement whether as a result of new information, future events or otherwise.

Contact: KCSA Strategic Communications
Todd Fromer / Marybeth Csaby
212-896-1215 / 1236
Tfromer@kcsa.com / mcsaby@kcsa.com